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                                                                     EXHIBIT 4.2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         This AMENDMENT NO.1, to the Rights Agreement ("Amendment No. 1") dated as of February 18, 1999 between Centex Corporation, a Nevada corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"),

                               W I T N E S S E T H


         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of October 2, 1996 (the "Rights Agreement"); and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized this Amendment No. 1, which will, among other things, eliminate all requirements that Continuing Directors (as defined in the Rights Agreement) approve certain actions under the Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

         Section 1. Certain Definitions.

         (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to "hereof", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall, after this Amendment No. 1 becomes effective, refer to the Rights Agreement as amended hereby.

         (b) Section 1 of the Rights Agreement is hereby amended by deleting the definition of "Continuing Director" contained therein.

         Section 2. Redemption and Termination. Subsection (a) of Section 23 of the Rights Agreement is hereby amended in its entirety to read as follows:

         "(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the fifteenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the fifteenth day following Record Date), or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"); and the Company may, at its option, pay the Redemption Price either in shares of Common Stock (based on the "current market price", as defined in Section 11(d)(i)


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hereof, of the shares of Common Stock at the time of redemption) or cash. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired."

         Section 3. Supplements and Amendments. Section 27 of the Rights Agreement is hereby amended in its entirety to read as follows:

         "Section 27. Supplements and Amendments. At any time prior to the Distribution Date and subject to the last sentence of this Section 27, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement (including, without limitation, the date on which the Distribution Date shall occur or the time during which the Rights may be redeemed pursuant to Section 23) without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date and subject to applicable law, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or any Affiliate or Associate of an Acquiring Person). Without limiting the foregoing, the Company may at any time prior to the Distribution Date amend this Agreement to lower the thresholds set forth in the definition of Acquiring Person in
Section 1 hereof to not less than the greater of (i) the sum of .001 percent and the largest percentage of the outstanding shares of Common Stock then known by the Company to be beneficially owned by any Person (other than the Company, a Subsidiary of the Company, an employee benefit plan of the Company or any Subsidiary of the Company, or any entity or Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) and
(ii) 10 percent. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made (1) which reduces the Redemption Price (except as required hereunder by appropriate adjustment to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement) or (2) provides for an earlier Final Expiration Date."


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         Section 4. Determinations and Actions by the Board of Directors, etc.
Section 29 of the Rights Amendment is hereby amended to read in its entirety as follows:

         "Section 29. Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board to any liability to the holders of the Rights."

         Section 5. Form of Rights Certificate. Exhibit B to the Rights Agreement is hereby amended by deleting the last sentence of the fifth paragraph (which paragraph starts with the words "Subject to the provisions of the Rights
Agreement. . . .").

         Section 6. Summary of Rights to Purchase Preferred Stock. Exhibit C to the Rights Agreement is hereby amended by:

         (a) amending the fifteenth paragraph of the Exhibit (which paragraph starts with the words "At any time until fifteen days. . . .") to read in its entirety as follows:

         "At any time until fifteen days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash or stock). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price."

         (b) deleting the sixteenth paragraph of the Exhibit (which paragraph starts with the words "The term "Continuing Directors""); and

         (c) amending the eighteenth paragraph of the Exhibit (which paragraph starts with the words "The terms of the Rights. . . .") to read in its entirety as follows:


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         "The terms of the Rights may be amended by the Board of Directors of the Company in any manner prior to the Distribution Date, except for a supplement or amendment that reduces the redemption price or provides for an earlier expiration date for the Rights. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable."

         Section 7. Governing Law. THIS AMENDMENT NO. 1 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER LAWS OF THE STATE OF NEVADA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         Section 8. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment No. 1.

         Section 10. Effectiveness. This Amendment No. 1 shall become effective upon execution by each of the parties hereto of a counterpart hereof.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first above written.

                                       CENTEX CORPORATION

Attest:

By:   /s/ ELEANOR J. THOMPSON          By:   /s/ RAYMOND G. SMERGE
   -------------------------------        --------------------------------------
   Name:  Eleanor J. Thompson             Name:  Raymond G. Smerge
        --------------------------             ---------------------------------
   Title: Assistant Secretary             Title: Executive Vice President, Chief
         -------------------------              --------------------------------
                                                 Legal Officer, General Counsel
                                                 and Secretary

                                       CHASEMELLON SHAREHOLDER
                                       SERVICES, L.L.C.

Attest:

By:   /s/ DEODATT LAKERAM              By:   /s/ DAVID M. CARY
   -------------------------------        --------------------------------------
   Name:  Deodatt Lakeram                 Name:  David M. Cary
        --------------------------             ---------------------------------
   Title: Assistant Vice President        Title: Assistant Vice President
         -------------------------              --------------------------------



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